Exhibit 99.1

Soluna Cloud Expands Funding for AI Business to $13.75 Million

Enhanced Financing to Accelerate Growth of Scalable, Sustainable Enterprise Computing Solutions

ALBANY, NY, July 17, 2024 – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announced its subsidiary, Soluna Cloud, has raised additional funding to increase its new credit facility by $1.25 million, bringing the total to $13.75 million for its AI business. The Company was advised in this follow-on round of financing by BitOoda Technologies and Imperial Capital.

This additional funding will be instrumental in advancing Soluna Cloud’s growth initiatives, enabling the Company to continue its innovative approach to sustainable AI clouds and meet the increasing demand for renewable-energy-powered, high-performance computing solutions.

“We are grateful for the support of our new and existing investors, and we are excited to drive forward with our mission to deliver environmentally responsible computing solutions to enterprises,” said John Belizaire, CEO of Soluna Holdings.

The convergence of AI and renewable energy positions Soluna Cloud at the forefront of solving the world’s wasted energy problems while delivering cutting-edge AI solutions.

For more information about Soluna Cloud, please visit https://www.solunacloud.com.

More information about the financing can be found in the Company’s upcoming 8-Ks.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

Sam Sova

Partner and CEO

SOVA

Sam@letsgosova.com